Exhibit 99.1

STABILIS SOLUTIONS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Houston, March 4, 2026 — Stabilis Solutions, Inc., (“Stabilis” or the “Company”) (Nasdaq: SLNG), a leading provider of clean fueling, production, storage, and last mile delivery solutions, today announced financial results for the fourth quarter and full year ended December 31, 2025.

FOURTH QUARTER 2025 HIGHLIGHTS

●	Revenues of $13.3 million
●	Net loss of $0.3 million
●	Adjusted EBITDA of $1.5 million
●	Cash flow from operations of $0.7 million
●	$7.5 million of cash and $2.7 million of availability under credit agreements as of December 31, 2025

FULL YEAR 2025 HIGHLIGHTS

●	Revenues of $68.2 million
●	Net loss of $1.4 million
●	Adjusted EBITDA of $8.0 million
●	Cash flow from operations of $8.6 million

MANAGEMENT COMMENTARY

“The fourth quarter marked the successful completion of several multi‑year contracts within our marine bunkering and power‑generation markets,” stated Casey Crenshaw, Executive Chairman and Interim President & Chief Executive Officer. “As anticipated, the wind‑down of these projects was reflected in our financial results and negatively impacted revenues in the fourth quarter by approximately 28%. Looking ahead to 2026 and beyond, we have a solid foundation and clear line of sight to significant new opportunities as our organization positions itself for the next phase of growth.”

“Across our end‑markets, commercial demand remains strong, supported by accelerating energy requirements in power generation, in support of data centers,” continued Crenshaw. “Our recently awarded multi‑year take or pay LNG supply agreement, a contract with an estimated value of approximately $200 million supporting behind the meter power generation, gives us firm visibility into material revenue expansion beginning in early 2027. We are also in active discussions with additional data center customers which reinforces our confidence in the long-term scalability and profitability of our platform.”

“We are finalizing project financing for our Galveston LNG liquefaction and bunkering project alongside our advisors,” noted Crenshaw. “A Final Investment Decision is expected by the end of the first quarter of 2026. We remain focused on disciplined execution, maintaining balance sheet flexibility, and investing in the infrastructure required to meet strong customer demand and drive long-term shareholder value creation.”

FINANCIAL PERFORMANCE SUMMARY

Revenue for the fourth quarter of 2025 was $13.3 million, a decrease of 23.3% compared to the fourth quarter of 2024. The decrease in revenue compared to the prior year period was primarily attributable to the completion of contracts in the marine and power generation sectors, partly offset by higher commodity prices and growth in the aerospace and industrial sector volumes.

Net loss for the fourth quarter of 2025 was ($0.3) million, or ($0.01) per diluted share, compared to net income of $2.1 million, or $0.11 per diluted share, in the fourth quarter of 2024. When compared to the prior year period, the net loss reflects lower revenues and a $0.4 million increase in selling, general and administrative expenses.

Cash flow from operations was $0.7 million for the fourth quarter of 2025, compared to $2.2 million in the fourth quarter of last year, primarily reflecting the decrease in profitability relative to the prior year period. Adjusted EBITDA (a non-GAAP financial measure) for the fourth quarter of 2025 was $1.5 million, compared to $4.0 million, in the year ago quarter. The decrease in Adjusted EBITDA year-over-year is primarily attributable to the completion of large multi-year contracts during the fourth quarter of 2025.

FOURTH QUARTER 2025 CONFERENCE CALL AND WEBCAST

Stabilis will host a conference call on Thursday March 5, 2026, at 9:00 a.m. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call will be available in the Investor Relations section of the Company’s corporate website at https://investors.stabilis-solutions.com/events. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	800-245-3047
International Live:	203-518-9765
Conference ID:	SLNGQ425

To listen to a replay of the teleconference, which will be available through March 12, 2026:

Domestic Live:	800-839-4197
International Live:	402-220-2987

ABOUT STABILIS SOLUTIONS

Stabilis Solutions is a leading provider of clean fueling, production, storage, and last mile delivery solutions to multiple end markets. To learn more, visit www.stabilis-solutions.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “can,” “believes,” “feels,” “anticipates,” “expects,” “could,” “will,” “plan,” “may,” “should,” “predicts,” “potential” and similar expressions are intended to identify such forward-looking statements.

Such forward-looking statements relate to future events or future performance, but reflect our current beliefs, based on information currently available. Most of these factors are outside our control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, availability, timing and terms of financing, ability to achieve the conditions precedent to the marine bunkering and other agreements, ability to achieve additional offtake necessary for FID for the planned LNG liquefaction facility, construction delays or cost overruns, regulatory or other legal impediments, and general economic conditions.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Risk Factors in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2025 which is available on the SEC’s website at www.sec.gov or on the Investors section of our website at www.stabilis-solutions.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Stabilis Solutions, Inc. and Subsidiaries

Selected Consolidated Operating Results

(Unaudited, in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Revenues:
Revenues	$13,273	$20,325	$17,298	$68,245	$73,293
Operating expenses:
Cost of revenues	9,994	14,723	12,367	50,229	52,069
Change in unrealized loss (gain) on natural gas derivatives	(19)	19	11	(24)	(310)
Selling, general and administrative expenses	2,342	2,783	1,941	13,189	11,763
Loss (gain) from disposal of fixed assets	(38)	165	(460)	24	(761)
Depreciation expense	1,776	1,842	1,802	7,345	7,146
Total operating expenses	14,055	19,532	15,661	70,763	69,907
Income (loss) from operations before equity income	(782)	793	1,637	(2,518)	3,386
Net equity income from foreign joint venture operations:
Net equity income from foreign joint venture operations	546	278	556	1,242	1,564
Income (loss) from operations	(236)	1,071	2,193	(1,276)	4,950
Other income (expense):
Interest income (expense), net	(87)	84	7	42	112
Other income (expense), net	5	(35)	7	(66)	22
Total other income (expense)	(82)	49	14	(24)	134
Net income (loss) before income tax expense	(318)	1,120	2,207	(1,300)	5,084
Income tax expense (benefit)	(56)	1	101	54	485
Net income (loss)	$(262)	$1,119	$2,106	$(1,354)	$4,599

Net income (loss) per common share:
Basic and diluted per common share	$(0.01)	$0.06	$0.11	$(0.07)	$0.25

EBITDA	$1,545	$2,878	$4,002	$6,003	$12,118
Adjusted EBITDA	$1,526	$2,897	$4,013	$7,972	$11,808

Stabilis Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$7,459	$8,987
Accounts receivable, net	3,130	6,239
Inventories, net	342	345
Prepaid expenses and other current assets	1,976	1,902
Total current assets	12,907	17,473
Property, plant and equipment:
Cost	125,613	117,246
Less accumulated depreciation	(72,666)	(65,518)
Property, plant and equipment, net	52,947	51,728
Goodwill	4,314	4,314
Investments in foreign joint ventures	11,946	11,659
Right-of-use assets and other noncurrent assets	996	410
Total assets	$83,110	$85,584
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,750	$5,667
Accrued liabilities	2,859	3,566
Current portion of long-term notes payable	1,931	2,010
Current portion of finance and operating lease obligations	417	384
Total current liabilities	9,957	11,627
Long-term notes payable, net of current portion and debt issuance costs	5,755	6,848
Long-term portion of operating lease obligations	726	101
Total liabilities	16,438	18,576
Commitments and contingencies
Stockholders’ Equity:
Preferred stock; $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Common stock; $0.001 par value, 37,500,000 shares authorized, 18,596,301 and 18,585,014 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	19	19
Additional paid-in capital	103,644	103,214
Accumulated other comprehensive income (loss)	10	(578)
Accumulated deficit	(37,001)	(35,647)
Total stockholders’ equity	66,672	67,008
Total liabilities and stockholders’ equity	$83,110	$85,584

Stabilis Solutions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Cash flows from operating activities:
Net income (loss)	$(262)	$1,119	$2,106	$(1,354)	$4,599
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,776	1,842	1,802	7,345	7,146
Stock-based compensation expense	—	—	82	447	1,166
Provision for credit losses	—	202	14	315	102
Loss (gain) on disposal of assets	(38)	165	(460)	24	(761)
Income from equity investment in joint venture	(594)	(322)	(608)	(1,453)	(1,770)
Distributions from equity investment in joint venture	—	—	—	1,637	1,716
Cash settlements from natural gas derivatives, net	—	(61)	—	178	(359)
Realized and unrealized losses from natural gas derivatives, net	—	61	29	202	152
Changes in operating assets and liabilities:
Accounts receivable	3,770	(2,721)	(455)	2,794	1,390
Prepaid expenses and other current assets	(135)	62	12	563	820
Accounts payable and accrued liabilities	(3,972)	2,028	(523)	(2,275)	(678)
Other	124	19	172	180	170
Net cash provided by operating activities	669	2,394	2,171	8,603	13,693
Cash flows from investing activities:
Acquisition of fixed assets	(3,142)	(3,877)	(5,585)	(8,141)	(9,146)
Proceeds from sale of fixed assets	—	—	460	211	841
Proceeds from notes receivable, related to prior sale of Brazil operations	226	—	185	226	185
Net cash used in investing activities	(2,916)	(3,877)	(4,940)	(7,704)	(8,120)
Cash flows from financing activities:
Payments on short- and long-term notes payable and finance leases	(603)	(433)	(625)	(2,387)	(1,905)
Payment of debt issuance costs	—	—	—	(42)	—
Employee tax payments from stock-based withholding	—	—	—	(17)	(9)
Net cash used in financing activities	(603)	(433)	(625)	(2,446)	(1,914)
Effect of exchange rate changes on cash	4	1	(12)	19	(46)
Net increase (decrease) in cash and cash equivalents	(2,846)	(1,915)	(3,406)	(1,528)	3,613
Cash and cash equivalents, beginning of year	10,305	12,220	12,393	8,987	5,374
Cash and cash equivalents, end of year	$7,459	$10,305	$8,987	$7,459	$8,987

Non-GAAP Measures

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings from continuing operations before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reporting period, as noted below. We include EBITDA and adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the United States of America (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definition of EBITDA and Adjusted EBITDA may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Net income	$(262)	$1,119	$2,106	$(1,354)	$4,599
Depreciation	1,776	1,842	1,802	7,345	7,146
Interest expense (income), net	87	(84)	(7)	(42)	(112)
Income tax expense (benefit)	(56)	1	101	54	485
EBITDA	1,545	2,878	4,002	6,003	12,118
Special items*	(19)	19	11	1,969	(310)
Adjusted EBITDA	$1,526	$2,897	$4,013	$7,972	$11,808

*

Special items for all periods presented consist of adjustments related to unrealized (gain)/loss on natural gas derivatives. The year ended December 31, 2025 also includes an add-back of $2.1 million related to Mr. Ballard's severance expenses and a subtraction of $0.1 million for a gain related to a property damage settlement.

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Investor Contact:

Andrew Puhala

Chief Financial Officer

832-456-6502

ir@stabilis-solutions.com